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                                                                    EXHIBIT 10.1

Brian J. Sisko
General Counsel and Senior Vice President
Phone: 215-988-4604
Fax:   215-988-4869


         May 12, 1997

         Mr. Paul Brazina
         552 Manayunk Road
         Merion Station, PA 19066

         Dear Paul:

         National Media Corporation ("NMC") is pleased to offer to employ you on the following terms:

                  1.   Position. Chief Financial Officer.

                  2. Salary. $150,000 per year, payable in semimonthly installments (or in such other installments as NMC may subsequently pay its employees). Salary subject to periodic review, in NMC's sole discretion.

                  3. Bonus. You will participate in NMC's Management Incentive Plan and be entitled to a total of 80 Units in the plan. Any awards which are payable to you under the plan will be paid at the same time as other plan participants receive their awards.

                  4. Parking Allowance. The Company will reimburse you for the monthly cost of parking in the Company's Philadelphia office building.

                  5. Options. You are hereby granted options to purchase 100,000 shares of the Company's common stock exercisable at a price equal to the closing price of the stock on the New York Stock Exchange on July 15, 1997. Such options shall be issued outside of the Company's 1991 Stock Option Plan but shall be issued on such terms as if they had been issued under such plan. The options shall be for a term of ten (10) years and shall vest in four (4) equal increments on July 15, 1997 and on the next three (3) successive six (6) month anniversaries of such date.

                  6. Benefits. Standard benefit package provided to all employees.

                  7. Termination of Employment. This is to be and remain an employment at will, which NMC may terminate at any time, regardless of reason, subject to NMC's agreement that it will give you notice of termination eight (8) months in advance of the date of termination. Notwithstanding the foregoing, your employment will


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                       be deemed immediately terminated upon your death or
                       disability (i.e., a mental or physical condition which, in the opinion of a physician selected by NMC, renders you unable or incompetent to carry out your duties). You may, of course, resign your employment at any time.

                       In addition, NMC may terminate your employment for "Cause" (i.e., conduct by you which is detrimental to the interests of NMC, including, without limitation, material breach of your duties without adequate justification, conviction of a felony, habitual intoxication or addiction to any controlled substance or other drug, conversion of funds or property of NMC or any of its clients/customers to your own use, or any other form of self-dealing detrimental to the interests of NMC), at any time, without any prior notice.

                  8. Noncompetition. So long as you remain employed by NMC, and for six months following either (i) the termination of your employment by NMC for Cause or (ii) your resignation for any reason other than NMC's failure to comply with any material provision of this letter agreement, you may not participate, directly or indirectly, or have any direct or indirect financial interest, in any business primarily engaged in, or hiring you to be engaged in, the production and/or distribution of infomercials and/or direct response spot advertising within any geographical area in which NMC and its subsidiaries conducted such business during your employment with NMC. If any court should enter a binding order or judgment to the effect that the duration, range of proscribed activities or geographical area of this Noncompetition covenant is unreasonable, then this Noncompetition covenant shall be deemed modified, but only to the extent necessary to make it reasonable and enforceable.

                  9. Confidentiality. Unless otherwise required by law, you shall not, directly or indirectly, disclose to any person or entity or use for your own personal benefit any Confidential Information (as defined below), either while you are employed by NMC or thereafter. Moreover, you shall at all times take all precautions reasonably necessary to protect Confidential Information from loss or disclosure to third parties. After you cease being employed by NMC, you shall promptly return to NMC all documents and other tangible property in your possession or control which constitute or contain Confidential Information, whether prepared by you or others. The term "Confidential Information" means all nonpublic information, whether in written, electronic or oral form, disclosed or known to you in the course of your employment concerning the operations of the business of NMC or any of its subsidiaries, including, without limitation, (i) marketing and promotional plans and strategies, (ii) information relating to products conceived, developed and in the process of development,
                       (iii) information relating to the contractual arrangements with licensors, suppliers, producers, performers and program providers (iv) information relating to the purchase and placement of media, results of media placement and media monitoring and tracking systems, (v) information relating to rates, costs and facilities for telemarketing, order processing, fulfillment and credit card processing services, (vi) financial information beyond that which is publicly reported by NMC, and (vii) all other proprietary and competitively sensitive information. Confidential Information


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                      shall not include information which (a) is public
                      knowledge or becomes generally known by those engaged in the infomercial industry (other than as a result of disclosure by you), and (b) is in your possession prior to your employment by NMC.

                  10.  Miscellaneous Provision.

                            (a) This letter agreement contains the parties'
                                entire understanding with respect to the subject matter hereof (and thereof) and supersedes all prior negotiations, understandings and agreements, whether oral or written, between the parties with respect to such subject matter.

                            (b) No amendment of this agreement shall be
                                effective unless it is in a writing signed by both of you and an authorized officer of NMC.

                            (c) This letter agreement shall be governed by and
                                interpreted in accordance with the internal laws of Pennsylvania, without regard to conflict of laws principles. Any litigation arising under this letter agreement shall be brought in the Court of Common Pleas for the Eastern District of Pennsylvania (to whose jurisdiction both parties consent).

                            (d) All of the provisions of this letter agreement
                                are intended to be distinct and severable. If any provision of this Agreement is declared to be invalid or unenforceable, it shall be ineffective only to the extent of such invalidity or unenforceability, and such invalidity or unenforceability shall neither affect nor render invalid any of the remaining provisions hereof.

         If the foregoing terms of employment are acceptable to you, please so indicate by signing a copy of this letter and returning it to me.

                                             Very truly yours,



                                              Brian J. Sisko

           ACCEPTED AND AGREED

           By:______________________
                Paul Brazina

           Dated: May 12, 1997